Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF LEAP WIRELESS INTERNATIONAL, INC.
TABLE OF CONTENTS

Page
Reports of Independent Registered Public Accounting Firm	2

Management’s Report on Internal Control over Financial Reporting	5

Consolidated Balance Sheets at December 31, 2006 and 2005	6

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004	7

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004	8

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2006 and 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004	9

Notes to Consolidated Financial Statements	10

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Leap Wireless International, Inc.
We have completed integrated audits of Leap Wireless International, Inc.’s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, and an audit of its consolidated financial statements as of and for the five months ended December 31, 2004 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders’ equity (deficit) present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries (Successor Company) at December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and the five months ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of California confirmed the Company’s Fifth Amended Joint Plan of Reorganization (the “plan”) on October 22, 2003. Consummation of the plan terminated all rights and interests of equity security holders as provided for in the plan. The plan was consummated on August 16, 2004 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of July 31, 2004.
As discussed in Note 2 and Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for site rental costs incurred during the construction period in 2006.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
San Diego, California
February 28, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 14, as to which the date is March 22, 2007

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Leap Wireless International, Inc.
In our opinion, the accompanying consolidated statements of operations, of cash flows and of stockholders’ equity (deficit) present fairly, in all material respects, the results of operations and cash flows of Leap Wireless International, Inc. and its subsidiaries (Predecessor Company) for the seven months ended July 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the Company and substantially all of its subsidiaries voluntarily filed petitions on April 13, 2003 with the United States Bankruptcy Court for the Southern District of California for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Fifth Amended Joint Plan of Reorganization was consummated on August 16, 2004 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of July 31, 2004.
PricewaterhouseCoopers LLP
San Diego, California
May 16, 2005, except for Note 14 to the consolidated financial statements, as to which the date is March 22, 2007

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of our management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2006 based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the criteria established in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2006.
     Management’s evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2006	2005

Assets
Cash and cash equivalents	$374,939	$293,073
Short-term investments	66,400	90,981
Restricted cash, cash equivalents and short-term investments	13,581	13,759
Inventories	90,185	37,320
Other current assets	53,527	29,237

Total current assets	598,632	464,370
Property and equipment, net	1,077,755	621,946
Wireless licenses	1,563,958	821,288
Assets held for sale	8,070	15,145
Goodwill	431,896	431,896
Other intangible assets, net	79,828	113,554
Deposits for wireless licenses	274,084	—
Other assets	58,745	38,119

Total assets	$4,092,968	$2,506,318

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$316,494	$167,770
Current maturities of long-term debt	9,000	6,111
Other current liabilities	74,637	49,627

Total current liabilities	400,131	223,508
Long-term debt	1,676,500	588,333
Deferred tax liabilities	149,728	141,935
Other long-term liabilities	47,608	36,424

Total liabilities	2,273,967	990,200

Minority interests	30,000	1,761

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 67,892,512 and 61,202,806 shares issued and outstanding at December 31, 2006 and 2005, respectively	7	6
Additional paid-in capital	1,769,772	1,511,580
Unearned share-based compensation	—	(20,942)
Retained earnings	17,436	21,575
Accumulated other comprehensive income	1,786	2,138

Total stockholders’ equity	1,789,001	1,514,357

Total liabilities and stockholders’ equity	$4,092,968	$2,506,318

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

				Predecessor
	Successor Company			Company
			Five Months	Seven Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	July 31,
	2006	2005	2004	2004

Revenues:
Service revenues	$972,781	$763,680	$285,647	$398,451
Equipment revenues	163,919	150,983	58,713	83,196

Total revenues	1,136,700	914,663	344,360	481,647

Operating expenses:
Cost of service (exclusive of items shown separately below)	(261,614)	(200,430)	(79,148)	(113,988)
Cost of equipment	(262,330)	(192,205)	(82,402)	(97,160)
Selling and marketing	(159,257)	(100,042)	(39,938)	(51,997)
General and administrative	(197,070)	(159,249)	(57,110)	(81,514)
Depreciation and amortization	(226,747)	(195,462)	(75,324)	(178,120)
Impairment of indefinite-lived intangible assets	(7,912)	(12,043)	—	—

Total operating expenses	(1,114,930)	(859,431)	(333,922)	(522,779)
Gains on sales of wireless licenses and operating assets	22,054	14,587	—	532

Operating income (loss)	43,824	69,819	10,438	(40,600)
Minority interests in consolidated subsidiaries	1,436	(31)	—	—
Interest income	23,063	9,957	1,812	—
Interest expense (contractual interest expense was $156.3 million for the seven months ended July 31, 2004)	(61,334)	(30,051)	(16,594)	(4,195)
Other income (expense), net	(2,650)	1,423	(117)	(293)

Income (loss) before reorganization items, income taxes and cumulative effect of change in accounting principle	4,339	51,117	(4,461)	(45,088)
Reorganization items, net	—	—	—	962,444

Income (loss) before income taxes and cumulative effect of change in accounting principle	4,339	51,117	(4,461)	917,356
Income tax expense	(9,101)	(21,151)	(3,930)	(4,166)

Income (loss) before cumulative effect of change in accounting principle	(4,762)	29,966	(8,391)	913,190
Cumulative effect of change in accounting principle	623	—	—	—

Net income (loss)	$(4,139)	$29,966	$(8,391)	$913,190

Basic net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.08)	$0.50	$(0.14)	$15.58
Cumulative effect of change in accounting principle	0.01	—	—	—

Basic net income (loss) per share	$(0.07)	$0.50	$(0.14)	$15.58

Diluted net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.08)	$0.49	$(0.14)	$15.58
Cumulative effect of change in accounting principle	0.01	—	—	—

Diluted net income (loss) per share	$(0.07)	$0.49	$(0.14)	$15.58

Shares used in per share calculations:
Basic	61,645	60,135	60,000	58,623

Diluted	61,645	61,003	60,000	58,623

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

				Predecessor
	Successor Company			Company
			Five Months	Seven Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	July 31,
	2006	2005	2004	2004

Operating activities:
Net income (loss)	$(4,139)	$29,966	$(8,391)	$913,190
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation expense	19,959	12,245	—	—
Depreciation and amortization	226,747	195,462	75,324	178,120
Amortization of debt issuance costs	2,491	565	—	—
Loss on extinguishment of debt	6,897	1,219	—	—
Deferred income tax expense	8,367	21,088	3,823	3,370
Impairment of indefinite-lived intangible assets	7,912	12,043	—	—
Gains on sales of wireless licenses and operating assets	(22,054)	(14,587)	—	(532)
Minority interest activity	(1,436)	31	—	—
Cumulative effect of change in accounting principle	(623)	—	—	—
Reorganization items, net	—	—	—	(962,444)
Other	—	—	—	(805)
Changes in assets and liabilities:
Inventories	(52,898)	(11,504)	8,923	(17,059)
Other assets	(30,270)	3,570	(21,132)	(5,343)
Accounts payable and accrued liabilities	95,303	57,101	(4,421)	4,761
Other liabilities	34,976	1,081	15,626	12,861

Net cash provided by operating activities before reorganization activities	291,232	308,280	69,752	126,119
Net cash used for reorganization activities	—	—	—	(5,496)

Net cash provided by operating activities	291,232	308,280	69,752	120,623

Investing activities:
Purchases of property and equipment	(590,529)	(208,808)	(49,043)	(34,456)
Prepayments for purchases of property and equipment	(3,846)	(9,828)	5,102	1,215
Purchases of and deposits for wireless licenses	(1,018,832)	(243,960)	—	—
Proceeds from sales of wireless licenses and operating assets	40,372	108,800	—	2,000
Purchases of investments	(150,488)	(307,021)	(47,368)	(87,201)
Sales and maturities of investments	177,932	329,043	32,494	58,333
Changes in restricted cash, cash equivalents and short-term investments, net	(4,467)	(338)	12,537	9,810

Net cash used in investing activities	(1,549,858)	(332,112)	(46,278)	(50,299)

Financing activities:
Proceeds from long-term debt	2,260,000	600,000	—	—
Repayment of long-term debt	(1,168,944)	(418,285)	(36,727)	—
Payment of debt issuance costs	(22,864)	(6,951)	—	—
Minority interest contributions	12,402	1,000	—	—
Proceeds from issuance of common stock, net	1,119	—	—	—
Proceeds from physical settlement of forward equity sale	260,036	—	—	—
Payment of fees related to forward equity sale	(1,257)	—	—	—

Net cash provided by (used in) financing activities	1,340,492	175,764	(36,727)	—

Net increase (decrease) in cash and cash equivalents	81,866	151,932	(13,253)	70,324
Cash and cash equivalents at beginning of period	293,073	141,141	154,394	84,070

Cash and cash equivalents at end of period	$374,939	$293,073	$141,141	$154,394

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

						Accumulated
					Retained	Other
			Additional	Unearned	Earnings	Comprehensive
	Common Stock		Paid-In	Share-Based	(Accumulated	Income
	Shares	Amount	Capital	Compensation	Deficit)	(Loss)	Total

Predecessor Company balance at December 31, 2003	58,704,224	$6	$1,156,410	$(421)	$(2,048,431)	$(920)	$(893,356)
Components of comprehensive income:
Net income	—	—	—	—	913,190	—	913,190
Net unrealized holding gains on investments	—	—	—	—	—	47	47

Comprehensive income							913,237

Issuance of common stock under share-based compensation plans	—	—	31	—	—	—	31
Unearned share-based compensation	—	—	(1,205)	1,205	—	—	—
Amortization of share-based compensation	—	—	—	(837)	—	—	(837)
Application of fresh-start reporting:
Elimination of Predecessor Company common stock	(58,704,224)	(6)	(1,155,236)	53	—	873	(1,154,316)
Issuance of Successor Company common stock and fresh-start adjustments	60,000,000	6	1,478,392	—	1,135,241	—	2,613,639

Successor Company balance at August 1, 2004	60,000,000	6	1,478,392	—	—	—	1,478,398
Components of comprehensive loss:
Net loss	—	—	—	—	(8,391)	—	(8,391)
Net unrealized holding gains on investments	—	—	—	—	—	49	49

Comprehensive loss							(8,342)

Successor Company balance at December 31, 2004	60,000,000	6	1,478,392	—	(8,391)	49	1,470,056
Components of comprehensive income:
Net income	—	—	—	—	29,966	—	29,966
Net unrealized holding losses on investments	—	—	—	—	—	(57)	(57)
Unrealized gains on derivative instruments	—	—	—	—	—	2,146	2,146

Comprehensive income							32,055

Issuance of common stock under share-based compensation plans, net of repurchases	1,202,806	—	6,871	—	—	—	6,871
Unearned share-based compensation	—	—	26,317	(26,317)	—	—	—
Amortization of share-based compensation	—	—	—	5,375	—	—	5,375

Successor Company balance at December 31, 2005	61,202,806	6	1,511,580	(20,942)	21,575	2,138	1,514,357
Components of comprehensive loss:
Net loss	—	—	—	—	(4,139)	—	(4,139)
Net unrealized holding gains on investments	—	—	—	—	—	4	4
Unrealized losses on derivative instruments	—	—	—	—	—	(356)	(356)

Comprehensive loss							(4,491)

Cumulative effect of change in accounting principle	—	—	(623)	—	—	—	(623)
Reclassification of unearned share-based compensation related to the adoption of SFAS No. 123R	—	—	(20,942)	20,942	—	—	—
Issuance of common stock under forward sale agreements	6,440,000	1	258,679	—	—	—	258,680
Share-based compensation expense	—	—	19,959	—	—	—	19,959
Issuance of common stock under share-based compensation plans, net of repurchases	249,706	—	1,119	—	—	—	1,119

Successor Company balance at December 31, 2006	67,892,512	$7	$1,769,772	$—	$17,436	$1,786	$1,789,001

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  The Company

Leap Wireless International, Inc. (“Leap”), a Delaware corporation, together with its subsidiaries, is a wireless communications carrier that offers digital wireless service in the United States of America under the “Cricket®” and “JumpTM Mobile” brands. Leap conducts operations through its subsidiaries and has no independent operations or sources of operating revenue other than through dividends, if any, from its subsidiaries. Cricket and Jump Mobile services are offered by Leap’s wholly owned subsidiary, Cricket Communications, Inc. (“Cricket”). Leap, Cricket and their subsidiaries are collectively referred to herein as “the Company.” Cricket and Jump Mobile services are also offered in certain markets by Alaska Native Broadband 1 License, LLC (“ANB 1 License”) and by LCW Wireless Operations, LLC (“LCW Operations”), both of which are designated entities under Federal Communications Commission (“FCC”) regulations. Cricket owns an indirect 75% non-controlling interest in ANB 1 License through a 75% non-controlling interest in Alaska Native Broadband 1, LLC (“ANB 1”). In January 2007, Alaska Native Broadband, LLC exercised its option to sell its entire 25% controlling interest in ANB 1 to Cricket. The FCC has approved the application to transfer control of ANB 1 License to Cricket and the Company expects to close the sale transaction in the near future. Cricket also owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, LLC (“LCW Wireless”) and an 82.5% non-controlling interest in Denali Spectrum, LLC (“Denali”), which participated in the FCC’s Auction #66 as a designated entity through its wholly owned subsidiary, Denali Spectrum License, LLC (“Denali License”).

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States of America. As of and for the year ended December 31, 2006, all of the Company’s revenues and long-lived assets related to operations in the United States of America.

Note 2.  Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of ANB 1, LCW Wireless and Denali and their wholly owned subsidiaries. The Company consolidates its interests in ANB 1, LCW Wireless and Denali in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.

Certain prior period amounts have been reclassified to conform to the current year presentation.

Revenues

Cricket’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. Cricket service offers customers unlimited wireless service in their Cricket service area for a flat monthly rate, and Jump Mobile service offers customers a per-minute prepaid service. The Company does not require any of its customers to sign fixed-term service commitments or submit to a credit check, and therefore some of its customers may be more likely to terminate service for inability to pay than the customers of other wireless providers. Amounts received in advance for wireless services from customers who pay in advance of their billing cycle are initially recorded as deferred revenues and are recognized as service revenues as services are rendered. Service revenues for customers who pay in arrears are recognized only

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

after the service has been rendered and payment has been received. Starting in May 2006, all new and reactivating customers are required to pay for their service in advance.

Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Sales of handsets to third-party dealers and distributors are recognized as equipment revenues when service is activated by customers, as the Company is currently unable to reliably estimate the level of price reductions ultimately available to such dealers and distributors until the handsets are sold through to customers. Handsets sold to third-party dealers and distributors are recorded as inventory until they are sold to and activated by customers.

Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers and distributors are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage. Customer returns of handsets and accessories have historically been insignificant.

Costs and Expenses

The Company’s costs and expenses include:

Cost of Service.  The major components of cost of service are: charges from other communications companies for long distance, roaming and content download services provided to the Company’s customers; charges from other communications companies for their transport and termination of calls originated by the Company’s customers and destined for customers of other networks; and expenses for tower and network facility rent, engineering operations, field technicians and related utility and maintenance charges, and salary and overhead charges associated with these functions.

Cost of Equipment.  Cost of equipment primarily includes the cost of handsets and accessories purchased from third-party vendors and resold to the Company’s customers in connection with its services, as well as lower of cost or market write-downs associated with excess and damaged handsets and accessories.

Selling and Marketing.  Selling and marketing expenses primarily include advertising, promotional and public relations costs associated with acquiring new customers, store operating costs such as retail associates’ salaries and rent, and overhead charges associated with selling and marketing functions.

General and Administrative.  General and administrative expenses primarily include call center and other customer care program costs and salary and overhead costs associated with the Company’s customer care, billing, information technology, finance, human resources, accounting, legal and executive functions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents. The Company invests its cash with major financial institutions in money market funds, short-term U.S. Treasury securities, obligations of U.S. Government agencies and other securities such as prime-rated short-term commercial paper and investment grade corporate fixed-income securities. The Company has not experienced any significant losses on its cash and cash equivalents.

Short-Term Investments

Short-term investments consist of highly liquid, fixed-income investments with an original maturity at the time of purchase of greater than three months, such as prime-rated commercial paper, certificates of deposit and investment grade corporate fixed-income securities such as obligations of U.S. Government agencies.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investments are classified as available-for-sale and stated at fair value as determined by the most recently traded price of each security at each balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on investments. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss is recognized for the difference.

Restricted Cash, Cash Equivalents and Short-Term Investments

Restricted cash, cash equivalents and short-term investments consist primarily of amounts that the Company has set aside to satisfy remaining allowed administrative claims and allowed priority claims against Leap and Cricket following their emergence from bankruptcy and investments in money market accounts or certificates of deposit that have been pledged to secure operating obligations.

Inventories

Inventories consist of handsets and accessories not yet placed into service and units designated for the replacement of damaged customer handsets, and are stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the asset or extend its useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service.

The following table summarizes the depreciable lives for property and equipment (in years):

Depreciable Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment, and site acquisitions and improvements	7
Towers	15
Antennae	3
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7

The Company’s network construction expenditures are recorded as construction-in-progress until the network or assets are placed in service, at which time the assets are transferred to the appropriate property or equipment category. As a component of construction-in-progress, the Company capitalizes interest and salaries and related costs of engineering and technical operations employees, to the extent time and expense are contributed to the construction effort, during the construction period. Interest is capitalized on the carrying values of both wireless licenses and equipment during the construction period and is depreciated over an estimated useful life of 10 years. During the years ended December 31, 2006 and 2005, the Company capitalized interest of $16.7 million and $8.7 million, respectively, to property and equipment. The Company did not capitalize any interest during the year ended December 31, 2004. Starting on January 1, 2006, site rental costs incurred during the construction period are recognized as rental expense in accordance with FASB Staff Position No. FAS 13-1, “Accounting for Rental Costs Incurred During a Construction Period.” Prior to fiscal 2006, such rental costs were capitalized as construction-in-progress. Site rental costs expensed during the year ended December 31, 2006 were $6.9 million. Site rental costs capitalized as construction-in-progress were insignificant during the year ended December 31, 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment to be disposed of by sale is not depreciated and is carried at the lower of carrying value or fair value less costs to sell. At December 31, 2006, there was no property and equipment classified as assets held for sale. At December 31, 2005, property and equipment with a net book value of $5.4 million was classified as assets held for sale.

Wireless Licenses

Wireless licenses are initially recorded at cost and are not amortized. Wireless licenses are considered to be indefinite-lived intangible assets because the Company expects to continue to provide wireless service using the relevant licenses for the foreseeable future, and wireless licenses may be renewed every ten to fifteen years for a nominal fee. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. At December 31, 2006 and 2005, wireless licenses with a carrying value of $8.1 million and $8.2 million, respectively, were classified as assets held for sale.

Goodwill and Other Intangible Assets

Goodwill represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting as of July 31, 2004. Other intangible assets were recorded upon adoption of fresh-start reporting and consist of customer relationships and trademarks which are being amortized on a straight-line basis over their estimated useful lives of four and fourteen years, respectively. At December 31, 2006, there were no other intangible assets classified as assets held for sale. At December 31, 2005, other intangible assets with a net book value of $1.5 million were classified as assets held for sale.

Impairment of Long-Lived Assets

The Company assesses potential impairments to its long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The Company’s wireless licenses in its operating markets are combined into a single unit of accounting for purposes of testing impairment because management believes that these wireless licenses as a group represent the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating wireless licenses are tested for impairment on an individual basis. For its indefinite-lived intangible assets and wireless licenses, an impairment loss is recognized when the fair value of the asset is less than its carrying value and is measured as the amount by which the asset’s carrying value exceeds its fair value. The goodwill impairment test is a two step process. First, the book value of the Company’s net assets, which are combined into a single reporting unit for purposes of the impairment testing of goodwill, are compared to the fair value of the Company’s net assets. If the fair value is determined to be less than book value, a second step is performed to compute the amount of impairment. Any required impairment losses would be recorded as a reduction in the carrying value of the related asset and charged to results of operations. The Company conducts its annual tests for impairment during the third quarter of each year. As a result of the annual impairment tests of wireless licenses, the Company recorded impairment charges of $4.7 million and $0.7 million during the years ended December 31, 2006 and 2005, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair values. Estimates of the fair value of the Company’s wireless licenses are based primarily on available market prices, including selling prices observed in wireless license transactions and successful bid prices in FCC auctions.

During the years ended December 31, 2006 and 2005, the Company recorded impairment charges of $3.2 million and $11.3 million to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values as a result of sales transactions.

Derivative Instruments and Hedging Activities

From time to time, the Company hedges the cash flows and fair values of a portion of its long-term debt using interest rate swaps. The Company enters into these derivative contracts to manage its exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, the Company agrees to exchange the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount. The Company does not use derivative instruments for trading or other speculative purposes.

The Company records all derivatives in other assets or other liabilities on its consolidated balance sheet at their fair values. If the derivative is designated as a fair value hedge and the hedging relationship qualifies for hedge accounting, changes in the fair values of both the derivative and the hedged portion of the debt are recognized in interest expense in the Company’s consolidated statement of operations. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in fair value of the derivative is recorded in other comprehensive income (loss) and reclassified to interest expense when the hedged debt affects interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change.

At inception of the hedge and quarterly thereafter, the Company performs a qualitative assessment to determine whether changes in the fair values or cash flows of the derivatives are deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicates that the derivative is no longer highly effective as a hedge, the Company discontinues hedge accounting and recognizes all subsequent derivative gains and losses in results of operations.

Concentrations

The Company generally relies on one key vendor for billing services and one key vendor for handset logistics. Loss or disruption of these services could adversely affect the Company’s business.

Operating Leases

Rent expense is recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured as determined at lease inception. The difference between rent expense and rent paid is recorded as deferred rent and is included in other long-term liabilities in the consolidated balance sheets. Rent expense totaled $85.8 million and $59.3 million for the years ended December 31, 2006 and 2005, respectively, and $24.1 million and $31.7 million for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively.

Asset Retirement Obligations

The Company recognizes an asset retirement obligation and an associated asset retirement cost when it has a legal obligation in connection with the retirement of tangible long-lived assets. These obligations arise from certain of the Company’s leases and relate primarily to the cost of removing its equipment from such lease sites and restoring the sites to their original condition. When the liability is initially recorded, the Company capitalizes the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. The liability is initially recorded at its present value and is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is recorded in cost of service in the consolidated statements of operations. Upon settlement of the obligation, any difference between the cost to retire the asset and the liability recorded is recognized in operating expenses in the consolidated statements of operations.

The following table summarizes the Company’s asset retirement obligations as of and for the years ended December 31, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2006	2005

Asset retirement obligations, beginning of year	$13,961	$12,726
Liabilities incurred	5,174	615
Liabilities settled	(263)	(703)
Accretion expense	1,617	1,323

Asset retirement obligations, end of year	$20,489	$13,961

Debt Issuance Costs

Debt issuance costs are amortized and recognized as interest expense under the effective interest method over the expected term of the related debt. Unamortized debt issuance costs related to extinguished debt are expensed at the time the debt is extinguished and recorded in other income (expense), net in the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying values of certain of the Company’s financial instruments, including cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short-term maturities. The carrying values of the Company’s term loans approximate their fair values due to the floating rates of interest on such loans. The carrying value of the Company’s unsecured senior notes approximates fair value as they were issued just prior to December 31, 2006.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs totaled $48.0 million and $25.8 million for the years ended December 31, 2006 and 2005, respectively, and $13.4 million and $12.5 million for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively.

Share-Based Compensation

Effective January 1, 2006, the Company began accounting for share-based awards exchanged for employee services in accordance with SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). Under SFAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. Prior to 2006, the Company recognized compensation expense for employee share-based awards based on their intrinsic value on the grant date pursuant to Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

The Company adopted SFAS 123R using the modified prospective approach under SFAS 123R and, as a result, has not retroactively adjusted results from prior periods. The valuation provisions of SFAS 123R apply to new

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Compensation expense, net of estimated forfeitures, for awards outstanding on the effective date is recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes in prior periods.

Income Taxes

The Company provides for income taxes in each of the jurisdictions in which it operates. This process involves estimating the actual current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss and capital loss carryforwards.

The Company must then assess the likelihood that its deferred tax assets will be recovered from future taxable income. To the extent that the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. The Company considers all available evidence, both positive and negative, including the Company’s historical operating losses, to determine the need for a valuation allowance. The Company has recorded a full valuation allowance on its net deferred tax asset balances for all periods presented because of uncertainties related to utilization of the deferred tax assets. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets, because these deferred tax liabilities will not reverse until some indefinite future period. At such time as the Company determines that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced. Pursuant to American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), future decreases in the valuation allowance established in fresh-start reporting will be accounted for as a reduction in goodwill rather than as a reduction of tax expense.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed based on the weighted-average number of common shares outstanding during the period increased by the weighted-average number of dilutive common share equivalents outstanding during the period, using the treasury stock method. Dilutive securities are comprised of stock options, restricted stock awards and warrants.

Fresh-Start Reporting and Reorganization Items

On April 13, 2003 (the “Petition Date”), Leap, Cricket and substantially all of their subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”). On August 16, 2004 (the “Effective Date”), the Fifth Amended Joint Plan of Reorganization of Leap, Cricket and their debtor subsidiaries (the “Plan of Reorganization”) became effective and the Company emerged from Chapter 11 bankruptcy. On that date, a new Board of Directors of Leap was appointed, Leap’s previously existing stock, options and warrants were cancelled, and Leap issued 60 million shares of new Leap common stock for distribution to two classes of creditors. As of the Petition Date and through the adoption of fresh-start reporting on July 31, 2004, the Company implemented SOP 90-7. In accordance with SOP 90-7, the Company separately reported certain expenses, realized gains and losses and provisions for losses related to the Chapter 11 filings as reorganization items. In addition, commencing as of the Petition Date and continuing while in bankruptcy, the Company ceased accruing interest and amortizing debt discounts and debt issuance costs for its pre-petition debt that was subject to compromise, which included debt with a book value totaling approximately $2.4 billion as of the Petition Date.

The Company adopted the fresh-start reporting provisions of SOP 90-7 as of July 31, 2004. Under fresh-start reporting, a new entity is deemed to be created for financial reporting purposes. Therefore, as used in these

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consolidated financial statements, the Company is referred to as the “Predecessor Company” for periods on or prior to July 31, 2004 and is referred to as the “Successor Company” for periods after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the Plan of Reorganization as well as the adjustments for fresh-start reporting.

Under SOP 90-7, reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. In implementing fresh-start reporting, the Company allocated its reorganization value to the fair value of its assets in conformity with procedures specified by SFAS No. 141, “Business Combinations,” and stated its liabilities, other than deferred taxes, at the present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of the Company’s identified tangible and intangible assets is reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting, the Company’s accumulated deficit was eliminated and new equity was issued according to the Plan of Reorganization.

The following table summarizes the components of reorganization items, net, in the Predecessor Company’s consolidated statements of operations (in thousands):

Seven Months
Ended
July 31, 2004

Professional fees	$(5,005)
Gain on settlement of liabilities	2,500
Adjustment of liabilities to allowed amounts	(360)
Post-petition interest income	1,436
Net gain on discharge of liabilities and the net effect of application of fresh-start reporting	963,873

Total reorganization items, net	$962,444

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America and expands disclosure about fair value measurements. The Company will be required to adopt SFAS 157 in the first quarter of fiscal year 2008. The Company is currently evaluating what impact, if any, SFAS 157 will have on its consolidated financial statements.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will be required to adopt this Interpretation in the first quarter of fiscal year 2007. The Company continues to evaluate the impact of FIN 48 on its consolidated financial statements, but it does not expect adoption of the Interpretation will have a material impact.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.  Financial Instruments

Short-Term Investments

As of December 31, 2006 and 2005, all of the Company’s short-term investments were debt securities with contractual maturities of less than one year, and were classified as available-for-sale. Available-for-sale securities were comprised as follows at December 31, 2006 and 2005 (in thousands):

	As of December 31, 2006
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Asset-backed commercial paper	$42,498	$—	$(5)	$42,493
Commercial paper	8,238	—	—	8,238
Certificate of deposit	15,669	—	—	15,669

	$66,405	$—	$(5)	$66,400

	As of December 31, 2005
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Commercial paper	$49,884	$—	$(2)	$49,882
U.S. government or government agency securities	40,857	3	(11)	40,849
Certificate of deposit	250	—	—	250

	$90,991	$3	$(13)	$90,981

Note 4.	Supplementary Financial Information

Supplementary Balance Sheet Information (in thousands):

	As of December 31,
	2006	2005

Other current assets:
Accounts receivable, net	$37,422	$17,397
Prepaid expenses	11,808	9,884
Other	4,297	1,956

	$53,527	$29,237

Property and equipment, net:
Network equipment	$1,134,807	$654,993
Computer equipment and other	93,816	38,778
Construction-in-progress	237,813	134,929

	1,466,436	828,700
Accumulated depreciation	(388,681)	(206,754)

	$1,077,755	$621,946

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31,
	2006	2005

Other intangible assets, net:
Customer relationships	$124,715	$124,715
Trademarks	37,000	37,000

	161,715	161,715
Accumulated amortization customer relationships	(75,500)	(44,417)
Accumulated amortization trademarks	(6,387)	(3,744)

	$79,828	$113,554

Amortization expense for other intangible assets for the years ended December 31, 2006, 2005 and 2004 was $33.7 million, $34.5 million and $14.5 million, respectively. Estimated amortization expense for intangible assets for 2007 through 2011 is $33.7 million, $20.8 million, $2.7 million, $2.7 million and $2.7 million, respectively, and thereafter totals $17.2 million.

Accounts payable and accrued liabilities:
Trade accounts payable	$218,019	$117,140
Accrued payroll and related benefits	29,450	13,185
Other accrued liabilities	69,025	37,445

	$316,494	$167,770

Other current liabilities:
Accrued sales, telecommunications, property and other taxes payable	$26,899	$22,281
Deferred revenue	27,933	21,391
Accrued interest	13,671	—
Other	6,134	5,955

	$74,637	$49,627

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplementary Cash Flow Information (in thousands):

				Predecessor
	Successor Company			Company
	Year	Year	Five Months	Seven Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	July 31,
	2006	2005	2004	2004

Supplementary disclosure of cash flow information:
Cash paid for interest	$61,360	$55,653	$8,227	$—
Cash paid for income taxes	1,034	305	240	76
Cash provided by (paid for) reorganization activities:
Payments to Leap Creditor Trust	—	—	—	(990)
Payments for professional fees	—	—	—	(7,975)
Cure payments, net	—	—	—	1,984
Interest income	—	—	—	1,485
Supplementary disclosure of non-cash investing activities:
Contribution of wireless licenses	$16,100	$—	$—	$—

Note 5.	Earnings Per Share

A reconciliation of weighted-average shares outstanding used in calculating basic and diluted earnings per share is as follows (in thousands):

				Predecessor
	Successor Company			Company
	Year	Year	Five Months	Seven Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	July 31,
	2006	2005	2004	2004

Weighted-average shares outstanding — basic earnings per share	61,645	60,135	60,000	58,623
Effect of dilutive securities:
Stock options	—	130	—	—
Restricted stock awards	—	472	—	—
Warrants	—	266	—	—

Adjusted weighted-average shares outstanding — diluted earnings per share	61,645	61,003	60,000	58,623

The number of shares not included in the computation of diluted net income (loss) per share because their effect would have been antidilutive totaled 4.9 million for the year ended December 31, 2006, 0.5 million for the year ended December 31, 2005, 0.6 million for the five months ended December 31, 2004 and 11.7 million for the seven months ended July 31, 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Long-Term Debt

Long-term debt at December 31, 2006 and 2005 was comprised of the following (in thousands):

	As of December 31,
	2006	2005

Term loans under senior secured credit facilities	$935,500	$594,444
Senior notes	750,000	—

	1,685,500	594,444
Current maturities of long-term debt	(9,000)	(6,111)

	$1,676,500	$588,333

Senior Secured Credit Facilities

The Company’s amended and restated senior secured credit agreement (the “Credit Agreement”) includes a $900 million term loan and an undrawn $200 million revolving credit facility available until June 2011. Under the Credit Agreement, the term loan bears interest at the London Interbank Offered Rate (LIBOR) plus 2.75 percent, with interest periods of one, two, three or six months, or at the bank base rate plus 1.75 percent, as selected by the Company, with the rate subject to adjustment based on Leap’s corporate family debt rating. Outstanding borrowings under the term loan must be repaid in 24 quarterly payments of $2.25 million each, which commenced September 30, 2006, followed by four quarterly payments of $211.5 million each, commencing September 30, 2012.

The maturity date for outstanding borrowings under the revolving credit facility is June 16, 2011. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under the Credit Agreement. The commitment fee on the revolving credit facility is payable quarterly at a rate of between 0.25 and 0.50 percent per annum, depending on the Company’s consolidated senior secured leverage ratio. Borrowings under the revolving credit facility would currently accrue interest at LIBOR plus 2.75 percent or the bank base rate plus 1.75 percent, as selected by the Company, with the rate subject to adjustment based on the Company’s consolidated senior secured leverage ratio.

The facilities under the Credit Agreement are guaranteed by Leap and all of its direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and ANB 1, LCW Wireless and Denali and their respective subsidiaries) and are secured by substantially all of the present and future personal property and owned real property of Leap, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, the Company is subject to certain limitations, including limitations on its ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, the Company will be required to pay down the facilities under certain circumstances if it issues debt, sells assets or property, receives certain extraordinary receipts or generates excess cash flow (as defined in the Credit Agreement). The Company is also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge ratio. In addition to investments in joint ventures relating to the FCC’s recent Auction #66, the Credit Agreement allows the Company to invest up to $325 million in ANB 1 and ANB 1 License, up to $85 million in LCW Wireless and its subsidiaries, and up to $150 million plus an amount equal to an available cash flow basket in other joint ventures, and allows the Company to provide limited guarantees for the benefit of ANB 1, LCW Wireless and other joint ventures.

Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a director of Leap) participated in the syndication of the Credit Agreement in initial amounts equal to $225 million of the term loan and $40 million of the revolving credit facility, and Highland Capital Management received a syndication fee of $0.3 million in connection with its participation.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, the effective interest rate on the term loan was 7.7%, including the effect of interest rate swaps, and the outstanding indebtedness was $895.5 million. The terms of the Credit Agreement require the Company to enter into interest rate swap agreements in a sufficient amount so that at least 50% of the Company’s outstanding indebtedness for borrowed money bears interest at a fixed rate. The Company has entered into interest rate swap agreements with respect to $355 million of its debt. These swap agreements effectively fix the interest rate on $250 million of indebtedness at 6.7% and $105 million of indebtedness at 6.8% through June 2007 and 2009, respectively. The fair value of the swap agreements at December 31, 2006 and 2005 was $3.2 million and $3.5 million, respectively, and was recorded in other assets in the consolidated balance sheets.

In October 2006, LCW Operations entered into a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.70% to 6.33%. At December 31, 2006, the effective interest rate on the term loans was 9.6%, and the outstanding indebtedness was $40 million. The obligations under the loans are guaranteed by LCW Wireless and LCW Wireless License, LLC, a wholly owned subsidiary of LCW Operations (and are non-recourse to Leap, Cricket and their other subsidiaries). Outstanding borrowings under the term loans must be repaid in varying quarterly installments starting in June 2008, with an aggregate final payment of $24.5 million due in June 2011. Under the senior secured credit agreement, LCW Operations and the guarantors are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets; make certain investments; grant liens; pay dividends; and make certain other restricted payments. In addition, LCW Operations will be required to pay down the facilities under certain circumstances if it or the guarantors issue debt, sell assets or generate excess cash flow. The senior secured credit agreement requires that LCW Operations and the guarantors comply with financial covenants related to earnings before interest, taxes, depreciation and amortization, gross additions of subscribers, minimum cash and cash equivalents and maximum capital expenditures, among other things.

Long-term debt at December 31, 2005 consisted of a senior secured credit agreement which included term loans with an aggregate outstanding balance of $594.4 million and an undrawn $110 million revolving credit facility. A portion of the proceeds from the new term loan under the Credit Agreement was used to repay these existing term loans in June 2006. Upon repayment of the existing term loans and execution of the new revolving credit facility, the Company wrote off unamortized deferred debt issuance costs related to the existing credit agreement of $5.6 million to other expense.

Senior Notes

In October 2006, Cricket issued $750 million of unsecured senior notes due in 2014. The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears beginning in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and ANB 1, LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. Currently, such guarantors include Leap and each of its direct or indirect wholly owned domestic subsidiaries, excluding Cricket. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors and of ANB 1, LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness. The Company is required to offer to exchange the notes for identical notes that have been registered with the Securities and Exchange Commission in 2007.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest and additional

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed during the twelve months ending October 31, 2011 and 2012, respectively, or at 100% of the principal amount if redeemed during the twelve months ending October 31, 2013 or thereafter, plus accrued and unpaid interest. If a “change of control” (as defined in the indenture governing the notes) occurs, each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

The indenture governing the notes limits, among other things, Leap’s, Cricket’s and the guarantors’ ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with its affiliates; and make acquisitions or merge or consolidate with another entity.

Affiliates of Highland Capital Management, L.P. (a beneficial stockholder of Leap and an affiliate of James D. Dondero, a director of Leap) purchased an aggregate of $25.0 million principal amount of senior notes in the Company’s offering.

Note 7.	Income Taxes

The components of the Company’s income tax provision are summarized as follows (in thousands):

				Predecessor
	Successor Company			Company
			Five Months	Seven Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	July 31,
	2006	2005	2004	2004

Current provision:
Federal	$713	$—	$—	$—
State	21	63	107	13

	734	63	107	13

Deferred provision:
Federal	6,973	17,571	3,186	3,725
State	1,394	3,517	637	428

	8,367	21,088	3,823	4,153

	$9,101	$21,151	$3,930	$4,166

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the amounts computed by applying the statutory federal income tax rate to income before income taxes to the amounts recorded in the consolidated statements of operations is summarized as follows (in thousands):

				Predecessor
	Successor Company			Company
			Five Months	Seven Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	July 31,
	2006	2005	2004	2004

Amounts computed at statutory federal rate	$1,737	$17,891	$(1,561)	$321,075
Non-deductible expenses	421	929	2,096	175
State income tax, net of federal benefit	383	2,285	171	287
Net tax expense related to wireless licenses and tax-deductible goodwill	—	—	3,224	—
Net tax expense related to joint venture	1,335	—	—	—
Gain on reorganization and adoption of fresh-start reporting	—	—	—	(337,422)
Other	—	46	—	—
Change in valuation allowance	5,225	—	—	20,051

	$9,101	$21,151	$3,930	$4,166

The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	As of December 31,
	2006	2005

Deferred tax assets:
Net operating loss carryforwards	$164,967	$174,802
Wireless licenses	41,854	59,639
Capital loss carryforwards	29,592	14,141
Reserves and allowances	12,446	10,027
Share-based compensation	9,006	2,110
Deferred rent and deferred loan costs	6,419	—
Property and equipment	—	3,476
Other	4,125	3,750

Gross deferred tax assets	268,409	267,945
Deferred tax liabilities:
Intangible assets	(31,168)	(45,171)
Property and equipment	(7,680)	—
Deferred tax on unrealized gains	(1,243)	(1,382)
Other	(390)	—

Net deferred tax assets	227,928	221,392
Valuation allowance	(227,928)	(221,392)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31,
	2006	2005

Other deferred tax liabilities:
Wireless licenses	(139,278)	(136,364)
Goodwill	(6,169)	(3,616)
Investment in joint venture	(2,900)	—

Net deferred tax liabilities	$(148,347)	$(139,980)

Deferred tax assets (liabilities) are reflected in the accompanying consolidated balance sheets as follows (in thousands):

	As of December 31,
	2006	2005

Current deferred tax assets (included in other current assets)	$1,381	$1,955
Long-term deferred tax liability	(149,728)	(141,935)

	$(148,347)	$(139,980)

As of December 31, 2006 and 2005, the Company established a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance is based on available evidence, including the Company’s historical operating losses. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

At December 31, 2006, the Company estimated it had federal net operating loss carryforwards of approximately $382.4 million which begin to expire in 2022, and state net operating loss carryforwards of approximately $720.5 million which begin to expire in 2007. In addition, the Company had federal capital loss carryforwards of approximately $75.4 million which begin to expire in 2010. The Company’s ability to utilize Predecessor Company net operating loss carryforwards is subject to an annual limitation due to the occurrence of ownership changes as defined under Internal Revenue Code Section 382.

Pursuant to SOP 90-7, the tax benefits of deferred tax assets recorded in fresh-start reporting will be recorded as a reduction of goodwill when first recognized in the financial statements. These tax benefits will not reduce income tax expense for financial reporting purposes, although such assets when recognized as a deduction for tax return purposes may reduce U.S. federal and certain state taxable income, if any, and therefore reduce income taxes payable. During the year ended December 31, 2005 and the five months ended December 31, 2004, $24.4 million and $0.6 million, respectively, of fresh-start related net deferred tax assets were utilized and, therefore, the Company recorded a corresponding reduction of goodwill. As of December 31, 2006, the balance of fresh-start related net deferred tax assets was $221.4 million, which was subject to a full valuation allowance.

Note 8.	Stockholders’ Equity

Forward Sale Agreements

In August 2006, in connection with a public offering of Leap common stock, Leap entered into forward sale agreements for the sale of an aggregate of 6,440,000 shares of its common stock, including an amount equal to the underwriters’ over-allotment option in the public offering (which was fully exercised). The initial forward sale price was $40.11 per share, which was equivalent to the public offering price less the underwriting discount, and was subject to daily adjustment based on a floating interest factor equal to the federal funds rate, less a spread of 1.0%. The forward sale agreements allowed the Company to elect to physically settle the transactions, or to issue shares of

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

its common stock in satisfaction of its obligations under the forward sale agreements, in all circumstances (unless the Company had previously elected otherwise). As a result, these forward sale agreements were initially measured at fair value and reported in permanent equity. Subsequent changes in fair value were not recognized as the forward sale agreements continued to be classified as permanent equity. In October 2006, Leap issued 6,440,000 shares of its common stock to physically settle its forward sale agreements and received aggregate cash proceeds of $260.0 million (before expenses) from such physical settlements. Upon such full settlement, the forward sale agreements were fully performed.

Warrants

On the Effective Date of the Plan of Reorganization, Leap issued warrants to purchase 600,000 shares of Leap common stock at an exercise price of $16.83 per share, which expire on March 23, 2009. All of these warrants were outstanding as of December 31, 2006.

Note 9.	Share-Based Compensation

The Company allows for the grant of stock options, restricted stock awards and deferred stock units to employees, independent directors and consultants under its 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). A total of 4,800,000 shares of common stock were initially reserved for issuance under the 2004 Plan, of which 309,878 shares of common stock were available for future awards under the 2004 Plan as of December 31, 2006. Most of the Company’s stock options and restricted stock awards include both a service condition and a performance condition that relates only to the timing of vesting. The stock options and restricted stock awards vest in full three or five years from the grant date or ratably over four years from the grant date. In addition, most of the stock options and restricted stock awards provide for the possibility of annual accelerated performance-based vesting of a portion of the awards if the Company achieves specified performance conditions. All share-based awards provide for accelerated vesting if there is a change in control (as defined in the 2004 Plan). The stock options are exercisable for up to 10 years from the grant date. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award, and if necessary, is adjusted to ensure that the amount recognized is at least equal to the vested (earned) compensation. No share-based compensation cost was capitalized as part of inventory or fixed assets prior to or during 2006.

Stock Options

The estimated fair value of the Company’s stock options is determined using the Black-Scholes option valuation model. This valuation model was previously used for the Company’s pro forma disclosures under SFAS 123. All stock options were granted with an exercise price equal to the fair value of the common stock on the grant date. The weighted-average grant date fair value of employee stock options granted during the years ended December 31, 2006 and 2005 was $25.74 and $20.91 per share, respectively, which was estimated using the following weighted-average assumptions:

	As of December 31,
	2006	2005

Expected volatility	46%	86%
Expected term (in years)	6.3	5.8
Risk-free interest rate	4.72%	3.68%
Expected dividend yield	—	—

The determination of the fair value of stock options using an option valuation model is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. The methods used to determine these variables are similar to the methods used prior to fiscal 2006 for purposes of the

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s pro forma disclosure information under SFAS 123. The volatility assumption is based on a combination of the historical volatility of the Company’s common stock and the volatilities of similar companies over a period of time equal to the expected term of the stock options. The volatilities of similar companies are used in conjunction with the Company’s historical volatility because of the lack of sufficient relevant history for the Company’s common stock equal to the expected term. The Company’s expected volatility decreased from the prior period due to the fact that a higher ratio of the Company’s historical volatility was used, which has a lower volatility than that of the similar companies used, and a change in the similar companies used in the calculation as a result of changes in the business over the last two years. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term assumption is estimated based primarily on the options’ vesting terms and remaining contractual life and employees’ expected exercise and post-vesting employment termination behavior. The risk-free interest rate assumption is based upon observed interest rates on the grant date appropriate for the term of the employee stock options. The dividend yield assumption is based on the expectation of no future dividend payouts by the Company.

A summary of the Company’s stock option award activity as of and for the years ended December 31, 2006 and 2005 is as follows (in thousands, except per share data):

			Weighted-	Weighted-
			Average	Average
			Exercise	Remaining
	Number of		Price Per	Contractual	Aggregate
	Shares		Share	Term	Intrinsic Value
				(In years)

Options outstanding at December 31, 2004		—	$—
Options granted		2,251	28.68
Options forfeited		(359)	27.31
Options exercised		—	—

Options outstanding at December 31, 2005		1,892	$28.94

Options exercisable at December 31, 2005	35		$26.50

Options granted		1,277	$50.04
Options forfeited		(99)	34.21
Options exercised		—	—

Options outstanding at December 31, 2006		3,070	$37.55	8.87	$67,702

Options exercisable at December 31, 2006	76		$26.50	8.19	$2,517

As share-based compensation expense under SFAS 123R is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

At December 31, 2006, total unrecognized compensation cost related to unvested stock options was $39.0 million, which is expected to be recognized over a weighted-average period of 2.9 years.

Upon option exercise, the Company issues new shares of stock.

Restricted Stock

Under SFAS 123R, the fair value of the Company’s restricted stock awards is based on the grant date fair value of the common stock. All restricted stock awards were granted with a purchase price of $0.0001 per share. The weighted-average grant date fair value of the restricted common stock was $51.86 and $28.52 per share during the years ended December 31, 2006 and 2005, respectively.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s restricted stock award activity as of and for the years ended December 31, 2006 and 2005 is as follows (in thousands, except per share data):

		Weighted-
		Average
		Grant Date
	Number of	Fair Value
	Shares	Per Share

Restricted stock awards outstanding at December 31, 2004	—	$—
Shares issued	969	28.52
Shares forfeited	(46)	28.45
Shares vested	(28)	27.35

Restricted stock awards outstanding at December 31, 2005	895	$28.56
Shares issued	286	51.86
Shares forfeited	(35)	30.40
Shares vested	(28)	27.35

Restricted stock awards outstanding at December 31, 2006	1,118	$34.50

The following table summarizes information about restricted stock awards that vested during the years ended December 31, 2006, 2005 and 2004 (in thousands):

	Year Ended December 31,
	2006	2005	2004

Fair value on vesting date of vested restricted stock awards	$1,519	$993	$—

At December 31, 2006, total unrecognized compensation cost related to unvested restricted stock awards was $20.3 million, which is expected to be recognized over a weighted-average period of 2.2 years.

The terms of the restricted stock grant agreements allow the Company to repurchase unvested shares at the option, but not the obligation, of the Company for a period of sixty days, commencing ninety days after the employee has a termination event. If the Company elects to repurchase all or any portion of the unvested shares, it may do so at the original purchase price per share.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESP Plan”) allows eligible employees to purchase shares of common stock during a specified offering period. The purchase price is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period for the purchase of shares under the ESP Plan, subject to certain limitations. A total of 800,000 shares of common stock were initially reserved for issuance under the ESP Plan, and a total of 767,413 shares remained available for issuance under the ESP Plan as of December 31, 2006. The most recent offering period under the ESP Plan was from July 1, 2006 through December 31, 2006. Compensation expense related to the ESP Plan has been insignificant.

Deferred Stock Units

Under SFAS 123R, the fair value of the Company’s deferred stock units is based on the grant date fair value of the common stock. No deferred stock units were granted during the year ended December 31, 2006. During the year ended December 31, 2005, 246,484 deferred stock units with a purchase price of $0.0001 per share were granted at a weighted-average grant date fair value of $27.87 per share. These awards were recorded as an expense on the grant date as they were immediately vested.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allocation of Share-Based Compensation Expense

Total share-based compensation expense related to all of the Company’s share-based awards for the years ended December 31, 2006 and 2005 was allocated as follows (in thousands, except per share data):

	Year Ended December 31,
	2006	2005

Cost of service	$1,245	$1,204
Selling and marketing expenses	1,970	1,021
General and administrative expenses	16,744	10,020

Share-based compensation expense before tax	19,959	12,245
Related income tax benefit	—	—

Share-based compensation expense, net of tax	$19,959	$12,245

Net share-based compensation expense per share:
Basic	$0.32	$0.20

Diluted	$0.32	$0.20

Effect of SFAS 123R Adoption

Forfeitures were accounted for as they occurred in the Company’s pro forma disclosures under SFAS 123. The Company recorded a gain of $0.6 million for the year ended December 31, 2006 as the cumulative effect of a change in accounting principle related to the change in accounting for forfeitures under SFAS 123R. In addition, upon adoption of SFAS 123R, the Company recorded decreases in additional paid-in capital and unearned share-based compensation of $20.9 million. The adoption of SFAS 123R did not affect the share-based compensation expense associated with the Company’s restricted stock awards as they were already recorded at fair value on the grant date and recognized as an expense over the requisite service period. As a result, the incremental share-based compensation expense recognized upon adoption of SFAS 123R related only to stock options and the ESP Plan. Share-based compensation expense related to stock options and the ESP Plan totaled $11.1 million for the year ended December 31, 2006.

Pro Forma Information under SFAS 123 for Periods Prior to Fiscal 2006

For stock options granted prior to the adoption of SFAS 123R, the following table illustrates the pro forma effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS 123 in determining share-based compensation (in thousands, except per share data):

			Predecessor
	Successor Company		Company
		Five Months	Seven Months
	Year Ended	Ended	Ended
	December 31,	December 31,	July 31,
	2005	2004	2004

As reported net income (loss)	$29,966	$(8,391)	$913,190
Add: Share-based compensation expense (benefit) included in net income (loss)	12,245	—	(837)
Deduct: Net pro forma compensation (expense) benefit	(20,085)	—	6,209

Pro forma net income (loss)	$22,126	$(8,391)	$918,562

Basic net income (loss) per share:
As reported	$0.50	$(0.14)	$15.58

Pro forma	$0.37	$(0.14)	$15.67

Diluted net income (loss) per share:
As reported	$0.49	$(0.14)	$15.58

Pro forma	$0.36	$(0.14)	$15.67

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For purposes of pro forma disclosures under SFAS 123, the estimated fair value of the stock options was amortized on a straight-line basis over the maximum vesting period of the awards.

All outstanding stock options and all shares issued or allocated for benefits under the other share-based compensation plans of the Predecessor Company were cancelled upon emergence from bankruptcy in accordance with the Plan of Reorganization. No options were granted and no shares were issued or allocated for benefits under these plans during the seven months ended July 31, 2004. For the period from August 1, 2004 through December 31, 2004, no share-based compensation awards were issued or outstanding.

Note 10.	Employee Savings and Retirement Plan

The Company’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contributions were approximately $1,698,000 for the year ended December 31, 2006, $1,485,000 for the year ended December 31, 2005, and $428,000 and $613,000, for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively.

Note 11.	Significant Acquisitions and Dispositions

In December 2006, Cricket completed the purchase of 99 wireless licenses in Auction #66 for an aggregate purchase price of $710.2 million. In September 2006, Denali License was named the winning bidder for one wireless license in Auction #66 for a net purchase price of $274.1 million. Completion of the Denali License purchase is subject to FCC approval.

From June 2006 through October 2006, the Company entered into four agreements to sell wireless licenses that the Company was not using to offer commercial service for an aggregate sales price of $22.4 million. In October 2006, three of these transactions were completed. The fourth transaction was completed in January 2007. During the second quarter of 2006, the Company recorded impairment charges of $3.2 million to adjust the carrying values of certain of the licenses to their estimated fair values, which were based on the agreed upon sales prices.

In July 2006, the Company completed the sale of its wireless licenses and operating assets in its Toledo and Sandusky, Ohio markets in exchange for $28.0 million in cash and an equity interest in LCW Wireless. The Company also contributed to LCW Wireless $21.0 million in cash (subject to post-closing adjustments) and two wireless licenses and related operating assets, resulting in Cricket owning a 72% non-controlling membership interest in LCW Wireless. The Company received additional membership interests in LCW Wireless upon replacing certain network equipment, resulting in it owning a 73.3% non-controlling membership interest in LCW Wireless. The Company recognized a net gain of $21.6 million during the year ended December 31, 2006 associated with these transactions.

In November 2006, the Company completed the purchase of 13 wireless licenses in North Carolina and South Carolina for an aggregate purchase price of $31.8 million.

Note 12.	Segment and Geographic Data

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States of America. As of and for the years ended December 31, 2006, 2005 and 2004, all of the Company’s revenues and long-lived assets related to operations in the United States of America.

Note 13.	Commitments and Contingencies

Outstanding Bankruptcy Claims

Although the Company’s Plan of Reorganization became effective and the Company emerged from bankruptcy in August 2004, a tax claim of approximately $4.9 million Australian dollars (approximately $3.8 million

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. dollars as of February 1, 2007) asserted by the Australian government against Leap in the U.S. Bankruptcy Court for the Southern District of California has not yet been formally dismissed. The Company, the Australian government and the trust established in bankruptcy for the benefit of the Leap general unsecured creditors have agreed to settle this claim for $600,000 subject to Bankruptcy Court approval of the settlement. The Bankruptcy Court entered an order approving the settlement on February 22, 2007, but the order does not become final until ten days after it was entered. The settlement payment is to be made from funds set aside and reserved pursuant to the bankruptcy proceedings for payment of allowed bankruptcy claims against Leap.

Patent Litigation

On June 14, 2006, the Company sued MetroPCS Communications, Inc. (“MetroPCS”) in the United States District Court for the Eastern District of Texas for infringement of U.S. Patent No. 6,813,497 “Method for Providing Wireless Communication Services and Network and System for Delivering Same,” issued to the Company. The Company’s complaint seeks damages and an injunction against continued infringement. On August 3, 2006, MetroPCS (i) answered the complaint, (ii) raised a number of affirmative defenses, and (iii) together with two related entities (referred to, collectively with MetroPCS, as the “MetroPCS entities”), counterclaimed against Leap, Cricket, numerous Cricket subsidiaries, ANB 1 License, Denali License, and current and former employees of Leap and Cricket, including Leap CEO Douglas Hutcheson. The countersuit alleges claims for breach of contract, misappropriation, conversion and disclosure of trade secrets, misappropriation of confidential information and breach of confidential relationship, relating to information provided by MetroPCS to such employees, including prior to their employment by Leap, and asks the court to award damages, including punitive damages, impose an injunction enjoining the Company from participating in Auction #66, impose a constructive trust on the Company’s business and assets for the benefit of MetroPCS, and declare that the MetroPCS entities have not infringed U.S. Patent No. 6,813,497 and that such patent is invalid. MetroPCS’s claims allege that the Company and the other counterclaim defendants improperly obtained, used and disclosed trade secrets and confidential information of the MetroPCS entities and breached confidentiality agreements with the MetroPCS entities. On October 13, 2006, ANB 1 License, Denali License, and two of the individual counterclaim defendants filed motions to dismiss the claims against them, and the remaining counterclaim defendants answered the counterclaims. Based upon the Company’s preliminary review of the counterclaims, the Company believes that it has meritorious defenses and intends to vigorously defend against the counterclaims. If the MetroPCS entities were to prevail in their counterclaims, it could have a material adverse effect on the Company’s business, financial condition and results of operations. On September 22, 2006, Royal Street Communications, LLC (“Royal Street”), an entity affiliated with MetroPCS, filed an action in the United States District Court for the Middle District of Florida seeking a declaratory judgment that the Company’s U.S. Patent No. 6,813,497 is invalid and is not being infringed by Royal Street or its PCS systems. On October 17, 2006, the Company filed a motion to dismiss the case or, in the alternative, to transfer the case to the Eastern District of Texas. The Company intends to vigorously defend against these actions.

On August 3, 2006, MetroPCS filed a separate action in the United States District Court for the Northern District of Texas seeking a declaratory judgment that the Company’s U.S. Patent No. 6,959,183 “Operations Method for Providing Wireless Communication Services and Network and System for Delivering Same” is invalid and is not being infringed by MetroPCS and its affiliates. On January 24, 2007, the court dismissed this case, without prejudice, for lack of subject matter jurisdiction. Because the case was dismissed without prejudice, MetroPCS could file another complaint with the same claims in the future.

On August 17, 2006, the Company was served with a complaint filed by the MetroPCS entities in the Superior Court of the State of California, which names Leap, Cricket, certain of its subsidiaries, and certain current and former employees of Leap and Cricket, including Leap CEO Douglas Hutcheson, as defendants. In the complaint, the MetroPCS entities allege unfair competition, misappropriation of trade secrets, (with respect to the individuals sued) intentional and negligent interference with contract, breach of contract, intentional interference with prospective economic advantage and trespass, and ask the court to award damages, including punitive damages,

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and restitution. In February 2007, the court dismissed the trespass claim, without prejudice, and ordered MetroPCS to amend its complaint to clearly identify which claims are being made against each defendant. It is unclear whether, if the MetroPCS entities were to prevail in this action, it could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company intends to vigorously defend against the claims.

Tortious Interference and Unfair Competition Litigation

On July 10, 2006, the Company sued T-Mobile USA, Inc. (“T-Mobile”) in the District Court of Harris County, Texas for tortious interference with existing contract, tortious interference with prospective relations, business disparagement, and antitrust violations arising out of anticompetitive activities of T-Mobile in the Houston, Texas marketplace. In response, on August 8, 2006, T-Mobile filed a counterclaim against Cricket, alleging tortious interference with T-Mobile’s contracts with employees, ex-employees, authorized dealers and customers and unfair competition, and asking the court to award damages, including punitive damages, in an unspecified amount. In January 2007, the parties settled their claims in this suit.

Other

On December 31, 2002, several members of American Wireless Group, LLC, referred to in these financial statements as AWG, filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration or, in the alternative, to dismiss the Whittington Lawsuit. The motion noted that plaintiffs, as members of AWG, agreed to arbitrate disputes pursuant to the license purchase agreement, that they failed to plead facts that show that they are entitled to relief, that Leap made adequate disclosure of the relevant facts regarding the third party dispute and that any failure to disclose such information did not cause any damage to the plaintiffs. The court denied defendants’ motion and the defendants have appealed the denial of the motion to the state supreme court.

In a related action to the action described above, on June 6, 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the AWG Lawsuit, against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Defendants filed a motion to compel arbitration or, in the alternative, to dismiss the AWG Lawsuit, making arguments similar to those made in their motion to dismiss the Whittington Lawsuit. The motion was denied and the defendants have appealed the ruling to the state supreme court. AWG recently agreed to arbitrate this lawsuit and filed a motion in the Circuit Court seeking to stay the proceeding pending arbitration.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with the Company. Leap’s D&O insurers have not filed a reservation of rights letter and have been paying defense costs. Management believes that the liability, if any, from the AWG and Whittington Lawsuits and the related indemnity claims of the defendants against Leap is not probable or estimable; therefore, no accrual has been made in the Company’s consolidated financial statements as of December 31, 2006 related to these contingencies.

In addition to the matters described above, the Company is often involved in certain other claims arising in the course of business, seeking monetary damages and other relief. The amount of the liability, if any, from such claims cannot currently be reasonably estimated; therefore, no accruals have been made in the Company’s consolidated financial statements as of December 31, 2006 for such claims.

Purchase Obligations

The Company has agreements with suppliers and other parties to purchase goods and services and long-lived assets and estimates its noncancelable obligations under these agreements for 2007 to 2011 to be approximately $204.4 million, $47.6 million, $42.3 million, $36.4 million and $17.3 million, respectively.

Operating Leases

The Company has entered into non-cancelable operating lease agreements to lease its administrative and retail facilities, and sites for towers, equipment and antennae required for the operation of its wireless network. These leases typically include renewal options and escalation clauses. In general, site leases have five-year initial terms with four five-year renewal options. The following table summarizes the approximate future minimum rentals under non-cancelable operating leases, including renewals that are reasonably assured, in effect at December 31, 2006 (in thousands):

Year Ended December 31:

2007	$88,275
2008	86,569
2009	85,348
2010	85,003
2011	80,545
Thereafter	371,809

Total	$797,549

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Note 14. Financial Statements of Parent and Subsidiary Guarantors
     The $750 million unsecured senior notes issued by Cricket (the “Issuing Subsidiary”), which is a wholly-owned subsidiary of Leap, are due in 2014 and are jointly and severally guaranteed on a full and unconditional basis by Leap (the “Guarantor Parent Company”) and certain of Leap’s direct or indirect wholly-owned subsidiaries, including Leap PCS Mexico, Inc., Telephone Entertainment Network, Inc., Backwire.com, Inc., Cricket’s subsidiaries that hold real property interests, Cricket’s subsidiaries that hold wireless licenses, Alaska Native Broadband 1, LLC (“ANB 1”) and Alaska Native Broadband 1 License, LLC (“ANB 1 License,” and collectively, the “Guarantor Subsidiaries”).
     On March 5, 2007, the Issuing Subsidiary acquired the remaining 25% of the membership interests in ANB 1, that it did not already own, following Alaska Native Broadband, LLC’s exercise of its option to sell its entire 25% controlling interest in ANB 1 to the Issuing Subsidiary. As a result of the acquisition, ANB 1 and its wholly-owned subsidiary, ANB 1 License, became direct and indirect wholly-owned subsidiaries, respectively, of the Issuing Subsidiary. In addition, the Issuing Subsidiary assigned its interests in certain indebtedness to ANB 1 as an equity capital contribution, and ANB 1 in turn assigned its interests in such indebtedness to ANB 1 License as an equity capital contribution.
     The indenture governing the notes limits, among other things, Leap’s, Cricket’s and the guarantors’ ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with its affiliates; and make acquisitions or merge or consolidate with another entity.
     The following supplemental financial information sets forth, on a condensed consolidating basis, the balance sheets, statements of operations and statements of cash flows for the Guarantor Parent Company, the Issuing Subsidiary, the Guarantor Subsidiaries, the non-guarantor subsidiaries and total consolidated Leap and subsidiaries as of December 31, 2006 and December 31, 2005 and for the years ended December 31, 2006 and 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004. Each entity in the condensed consolidating financial information uses the equity method of accounting to account for ownership interests in subsidiaries, where applicable.

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
(In thousands)
Condensed Consolidating Statements of Operations for the Year Ended December 31, 2006

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Revenues:
Service revenues	$—	$929,158	$39,957	$3,666	$—	$972,781
Equipment revenues	—	178,966	4,452	1,134	(20,633)	163,919
Other revenues	—	579	39,943	—	(40,522)	—

Total revenues	—	1,108,703	84,352	4,800	(61,155)	1,136,700

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(273,221)	(25,177)	(3,159)	39,943	(261,614)
Cost of equipment	—	(257,588)	(23,210)	(2,165)	20,633	(262,330)
Selling and marketing	—	(129,122)	(26,494)	(3,641)	—	(159,257)
General and administrative	(4,587)	(169,939)	(21,201)	(1,922)	579	(197,070)
Depreciation and amortization	(100)	(209,340)	(14,236)	(3,071)	—	(226,747)
Impairment of indefinite-lived intangible assets	—	—	(7,912)	—	—	(7,912)

Total operating expenses	(4,687)	(1,039,210)	(118,230)	(13,958)	61,155	(1,114,930)
Gains (losses) on sales of wireless licenses and operating assets	—	(1,038)	23,092	—	—	22,054

Operating income (loss)	(4,687)	68,455	(10,786)	(9,158)	—	43,824
Minority interests in consolidated subsidiaries	—	(695)	—	—	2,131	1,436
Equity in net loss of consolidated subsidiaries	(1,489)	(63,233)	—	—	64,722	—
Interest income	37	46,946	618	665	(25,203)	23,063
Interest expense	—	(61,218)	(17,249)	(8,070)	25,203	(61,334)
Other income (expense), net	2,000	(4,648)	(2)	—	—	(2,650)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(4,139)	(14,393)	(27,419)	(16,563)	66,853	4,339
Income tax (expense) benefit	—	12,281	(21,382)	—	—	(9,101)

Loss before cumulative effect of change in accounting principle	(4,139)	(2,112)	(48,801)	(16,563)	66,853	(4,762)
Cumulative effect of change in accounting principle	—	623	—	—	—	623

Net loss	$(4,139)	$(1,489)	$(48,801)	$(16,563)	$66,853	$(4,139)

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Balance Sheets as of December 31, 2006

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Assets
Cash and cash equivalents	$206	$318,290	$13,052	$43,391	$—	$374,939
Short-term investments	—	66,400	—	—	—	66,400
Restricted cash, cash equivalents and short-term investments	8,093	4,258	495	735	—	13,581
Inventories	—	87,303	2,080	802	—	90,185
Other current assets	877	39,827	12,432	391	—	53,527

Total current assets	9,176	516,078	28,059	45,319	—	598,632
Property and equipment, net	117	892,093	147,521	38,024	—	1,077,755
Investments in and advances to affiliates and consolidated subsidiaries	1,815,873	2,047,241	154,253	—	(4,017,367)	—
Wireless licenses	—	—	1,527,574	36,384	—	1,563,958
Assets held for sale	—	—	8,070	—	—	8,070
Goodwill	—	431,896	—	—	—	431,896
Other intangible assets, net	—	79,409	—	419	—	79,828
Deposits for wireless licenses	—	—	—	274,084	—	274,084
Other assets	43	45,616	11,259	1,827	—	58,745

Total assets	$1,825,209	$4,012,333	$1,876,736	$396,057	$(4,017,367)	$4,092,968

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$6,789	$274,356	$25,104	$10,245	$—	$316,494
Current maturities of long-term debt	—	9,000	—	—	—	9,000
Intercompany payables	29,419	169,794	70,776	9,862	(279,851)	—
Other current liabilities	—	60,167	14,006	464	—	74,637

Total current liabilities	36,208	513,317	109,886	20,571	(279,851)	400,131
Long-term debt	—	1,636,500	277,955	271,442	(509,397)	1,676,500
Deferred tax liabilities	—	10,502	139,226	—	—	149,728
Other long-term liabilities	—	42,467	4,155	986	—	47,608

Total liabilities	36,208	2,202,786	531,222	292,999	(789,248)	2,273,967
Minority interests	—	5,978	—	—	24,022	30,000
Stockholders’ equity	1,789,001	1,803,569	1,345,514	103,058	(3,252,141)	1,789,001

Total liabilities and stockholders’ equity	$1,825,209	$4,012,333	$1,876,736	$396,057	$(4,017,367)	$4,092,968

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Statements of Cash Flows for the Year Ended December 31, 2006

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$6,933	$287,201	$(15,918)	$13,016	$—	$291,232

Investing activities:
Purchases of and prepayments for property and equipment	—	(431,703)	(135,049)	(27,623)	—	(594,375)
Purchases of and deposits for wireless licenses	—	—	(743,688)	(275,144)	—	(1,018,832)
Proceeds from sales of wireless licenses and operating assets	—	6,887	33,485	—	—	40,372
Purchases of investments	—	(150,488)	—	—	—	(150,488)
Sales and maturities of investments	—	177,932	—	—	—	177,932
Investments in and advances to affiliates and consolidated subsidiaries	(259,898)	(777,291)	—	—	1,037,189	—
Changes in restricted cash, cash equivalents and short-term investments, net	(6,773)	1,076	495	735	—	(4,467)

Net cash used in investing activities	(266,671)	(1,173,587)	(844,757)	(302,032)	1,037,189	(1,549,858)

Financing activities:
Proceeds from long-term debt	—	2,220,000	153,068	263,378	(376,446)	2,260,000
Issuance of related party debt	—	(376,446)	—	—	376,446	—
Repayment of long-term debt	—	(1,168,944)	—	—	—	(1,168,944)
Capital contributions, net	259,898	259,898	719,088	70,605	(1,037,189)	272,300
Payment of debt issuance costs	—	(21,288)	—	(1,576)	—	(22,864)

Net cash provided by financing activities	259,898	913,220	872,156	332,407	(1,037,189)	1,340,492

Net increase in cash and cash equivalents	160	26,834	11,481	43,391	—	81,866
Cash and cash equivalents at beginning of period	46	291,456	1,571	—	—	293,073

Cash and cash equivalents at end of period	$206	$318,290	$13,052	$43,391	$—	$374,939

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Statements of Operations for the Year Ended December 31, 2005

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidation
Revenues:
Service revenues	$—	$763,680	$—	$—	$—	$763,680
Equipment revenues	—	150,983	—	—	—	150,983
Other revenues	625	—	31,165	—	(31,790)	—

Total revenues	625	914,663	31,165	—	(31,790)	914,663

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(231,595)	—	—	31,165	(200,430)
Cost of equipment	—	(192,205)	—	—	—	(192,205)
Selling and marketing	—	(99,868)	(174)	—	—	(100,042)
General and administrative	(3,345)	(155,526)	(1,003)	—	625	(159,249)
Depreciation and amortization	(643)	(193,948)	(871)	—	—	(195,462)
Impairment of indefinite-lived intangible assets	—	—	(12,043)	—	—	(12,043)

Total operating expenses	(3,988)	(873,142)	(14,091)	—	31,790	(859,431)
Gains on sales of wireless licenses and operating assets	—	—	14,587	—	—	14,587

Operating income (loss)	(3,363)	41,521	31,661	—	—	69,819
Minority interests in consolidated subsidiaries	—	(31)	—	—	—	(31)
Equity in net income of consolidated subsidiaries	31,642	13,010	—	—	(44,652)	—
Interest income	—	14,486	—	—	(4,529)	9,957
Interest expense	—	(30,051)	(4,529)	—	4,529	(30,051)
Other income (expense), net	1,687	(264)	—	—	—	1,423

Income before income taxes	29,966	38,671	27,132	—	(44,652)	51,117
Income tax expense	—	(7,029)	(14,122)	—	—	(21,151)

Net income	$29,966	$31,642	$13,010	$—	$(44,652)	$29,966

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Balance Sheets as of December 31, 2005

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Assets
Cash and cash equivalents	$46	$291,456	$1,571	$—	$—	$293,073
Short-term investments	—	90,981	—	—	—	90,981
Restricted cash, cash equivalents and short-term investments	10,327	3,182	250	—	—	13,759
Inventories	—	37,320	—	—	—	37,320
Other current assets	174	29,051	12	—	—	29,237

Total current assets	10,547	451,990	1,833	—	—	464,370
Property and equipment, net	217	592,170	29,559	—	—	621,946
Investments in and advances to affiliates and consolidated subsidiaries	1,527,040	858,482	114,310	—	(2,499,832)	—
Wireless licenses	—	—	821,288	—	—	821,288
Assets held for sale	—	5,417	9,728	—	—	15,145
Goodwill	—	431,896	—	—	—	431,896
Other intangible assets, net	—	113,554	—	—	—	113,554
Other assets	43	21,278	16,798	—	—	38,119

Total assets	$1,537,847	$2,474,787	$993,516	$—	$(2,499,832)	$2,506,318

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$9,568	$137,147	$21,055	$—	$—	$167,770
Current maturities of long-term debt	—	6,111	—	—	—	6,111
Intercompany payables	11,761	125,699	43,742	—	(181,202)	—
Other current liabilities	2,161	47,466	—	—	—	49,627

Total current liabilities	23,490	316,423	64,797	—	(181,202)	223,508
Long-term debt	—	588,333	96,132	—	(96,132)	588,333
Deferred tax liabilities	—	5,571	136,364	—	—	141,935
Other long-term liabilities	—	36,424	—	—	—	36,424

Total liabilities	23,490	946,751	297,293	—	(277,334)	990,200
Minority interests	—	1,761	—	—	—	1,761
Stockholders’ equity	1,514,357	1,526,275	696,223	—	(2,222,498)	1,514,357

Total liabilities and stockholders’ equity	$1,537,847	$2,474,787	$993,516	$—	$(2,499,832)	$2,506,318

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statements of Cash Flows for the Year Ended December 31, 2005

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Operating activities:
Net cash provided by operating activities	$364	$306,874	$1,042	$—	$—	$308,280

Investing activities:
Purchases of and prepayments for property and equipment	—	(194,542)	(24,094)	—	—	(218,636)
Purchases of and deposits for wireless licenses	—	—	(243,960)	—	—	(243,960)
Proceeds from sales of wireless licenses and operating assets	—	20,300	88,500	—	—	108,800
Purchases of investments	—	(307,021)	—	—	—	(307,021)
Sales and maturities of investments	—	329,043	—	—	—	329,043
Investments in and advances to affiliates and consolidated subsidiaries	—	(134,031)	—	—	134,031	—
Changes in restricted cash, cash equivalents and short-term investments, net	(338)	—	—	—	—	(338)

Net cash used in investing activities	(338)	(286,251)	(179,554)	—	134,031	(332,112)

Financing activities:
Proceeds from long-term debt	—	600,000	81,000	—	(81,000)	600,000
Issuance of related party debt	—	(81,000)	—	—	81,000	—
Repayment of long-term debt	—	(377,912)	(40,373)	—	—	(418,285)
Capital contributions, net	—	—	135,031	—	(134,031)	1,000
Payment of debt issuance costs	—	(6,951)	—	—	—	(6,951)

Net cash provided by financing activities	—	134,137	175,658	—	(134,031)	175,764

Net increase (decrease) in cash and cash equivalents	26	154,760	(2,854)	—	—	151,932
Cash and cash equivalents at beginning of period	20	136,696	4,425	—	—	141,141

Cash and cash equivalents at end of period	$46	$291,456	$1,571	$—	$—	$293,073

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Statements of Operations for the Five Months Ended December 31, 2004

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Revenues:
Service revenues	$—	$285,647	$—	$—	$—	$285,647
Equipment revenues	—	58,713	—	—	—	58,713
Other revenues	260	—	12,655	—	(12,915)	—

Total revenues	260	344,360	12,655	—	(12,915)	344,360

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(91,803)	—	—	12,655	(79,148)
Cost of equipment	—	(82,402)	—	—	—	(82,402)
Selling and marketing	—	(39,938)	—	—	—	(39,938)
General and administrative	(139)	(56,971)	(260)	—	260	(57,110)
Depreciation and amortization	(464)	(74,860)	—	—	—	(75,324)

Total operating expenses	(603)	(345,974)	(260)	—	12,915	(333,922)

Operating income (loss)	(343)	(1,614)	12,395	—	—	10,438
Equity in net income (loss) of consolidated subsidiaries	(7,937)	7,536	—	—	401	—
Interest income	—	1,812	—	—	—	1,812
Interest expense	—	(16,594)	—	—	—	(16,594)
Other income (expense), net	39	123	(279)	—	—	(117)

Income (loss) before reorganization items and income taxes	(8,241)	(8,737)	12,116	—	401	(4,461)
Reorganization items, net	(150)	(139)	289	—	—	—

Income (loss) before income taxes	(8,391)	(8,876)	12,405	—	401	(4,461)
Income tax (expense) benefit	—	939	(4,869)	—	—	(3,930)

Net income (loss)	$(8,391)	$(7,937)	$7,536	$—	$401	$(8,391)

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Statements of Cash Flows for the Five Months Ended December 31, 2004

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Operating activities:
Net cash provided by operating activities	$20	$69,718	$14	$—	$—	$69,752

Investing activities:
Purchases of and prepayments for property and equipment	—	(43,941)	—	—	—	(43,941)
Purchases of investments	—	(47,368)	—	—	—	(47,368)
Sales and maturities of investments	—	32,494	—	—	—	32,494
Investments in and advances to affiliates and consolidated subsidiaries	—	(36,727)	—	—	36,727	—
Changes in restricted cash, cash equivalents and short-term investments, net	—	12,537	—	—	—	12,537

Net cash used in investing activities	—	(83,005)	—	—	36,727	(46,278)

Financing activities:
Repayment of long-term debt	—	—	(36,727)	—	—	(36,727)
Capital contributions, net	—	—	36,727	—	(36,727)	—

Net cash used in financing activities	—	—	—	—	(36,727)	(36,727)

Net increase (decrease) in cash and cash equivalents	20	(13,287)	14	—	—	(13,253)
Cash and cash equivalents at beginning of period	—	149,983	4,411	—	—	154,394

Cash and cash equivalents at end of period	$20	$136,696	$4,425	$—	$—	$141,141

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Statements of Operations for the Seven Months Ended July 31, 2004

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Revenues:
Service revenues	$—	$398,451	$—	$—	$—	$398,451
Equipment revenues	—	83,196	—	—	—	83,196
Other revenues	365	—	17,770	—	(18,135)	—

Total revenues	365	481,647	17,770	—	(18,135)	481,647

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(131,758)	—	—	17,770	(113,988)
Cost of equipment	—	(97,160)	—	—	—	(97,160)
Selling and marketing	—	(51,997)	—	—	—	(51,997)
General and administrative	(960)	(80,550)	(369)	—	365	(81,514)
Depreciation and amortization	(936)	(177,184)	—	—	—	(178,120)

Total operating expenses	(1,896)	(538,649)	(369)	—	18,135	(522,779)
Gains on sales of wireless licenses and operating assets	—	—	532	—	—	532

Operating income (loss)	(1,531)	(57,002)	17,933	—	—	(40,600)
Equity in net income (loss) of consolidated subsidiaries	943,610	(13,609)	—	—	(930,001)	—
Interest expense	(14)	(4,181)	—	—	—	(4,195)
Other income (expense), net	(16)	(789)	512	—	—	(293)

Income (loss) before reorganization items and income taxes	942,049	(75,581)	18,445	—	(930,001)	(45,088)
Reorganization items, net	(28,859)	1,031,830	(40,034)	(493)	—	962,444

Income (loss) before income taxes	913,190	956,249	(21,589)	(493)	(930,001)	917,356
Income tax (expense) benefit	—	(12,639)	8,473	—	—	(4,166)

Net income (loss)	$913,190	$943,610	$(13,116)	$(493)	$(930,001)	$913,190

LEAP WIRELESS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -— (Continued)
Condensed Consolidating Statements of Cash Flows for the Seven Months Ended July 31, 2004

	Guarantor				Consolidation
	Parent	Issuing	Guarantor	Non-Guarantor	and Elimination
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$—	$120,985	$(362)	$—	$—	$120,623

Investing activities:
Purchases of and prepayments for property and equipment	—	(33,241)	—	—	—	(33,241)
Proceeds from sales of wireless licenses and operating assets	—	2,000	—	—	—	2,000
Purchases of investments	—	(87,201)	—	—	—	(87,201)
Sales and maturities of investments	—	58,333	—	—	—	58,333
Changes in restricted cash, cash equivalents and short-term investments, net	—	9,810	—	—	—	9,810

Net cash used in investing activities	—	(50,299)	—	—	—	(50,299)

Net increase (decrease) in cash and cash equivalents	—	70,686	(362)	—	—	70,324
Cash and cash equivalents at beginning of period	—	79,297	4,773	—	—	84,070

Cash and cash equivalents at end of period	$—	$149,983	$4,411	$—	$—	$154,394